Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

IHS INC.

* * * * *

ARTICLE 1
OFFICES

Section 1.01.  Registered Office.  The registered office of IHS Inc. (the “Corporation”) shall be in the City of Wilmington, County of New Castle, State of Delaware.  The address of the Corporation’s registered office is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of the registered agent at that address is The Corporation Trust Company.

Section 1.02.  Other Offices.  The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 1.03.  Books.  The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2
MEETINGS OF STOCKHOLDERS

Section 2.01.  Time and Place of Meetings.  All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a designation by the Board of Directors).

Section 2.02.  Annual Meetings.  An annual meeting of stockholders, commencing with the year 2006, shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

Section 2.03.  Special Meetings.  Special meetings of stockholders may be called by the Chairman of the Board of Directors or by the President or Secretary at the direction of the Board of Directors.  Special meetings may not be called by the stockholders.

Section 2.04.  Notice.  (a)  Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  Unless otherwise provided by the General Corporation Law of Delaware, as amended (“Delaware Law”) such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting.  Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b)        A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

(c)        Notice of stockholder proposals related to stockholder nominations for the election of Directors must be received by the Secretary, in the case of an annual meeting, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders.  However, if the annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the stockholder in order to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting or not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement is first made by the Corporation of the date of such meeting. With respect to the annual meeting of stockholders to be held in 2006, notice by the stockholder must be delivered no later than the close of business on March 31, 2006, nor earlier than the close of business on February 15, 2006. If the number of Directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to the Secretary not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

Stockholder nominations for the election of Directors at a special meeting must be received by the Secretary no earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

A stockholder’s notice to the Secretary must be in proper written form and must set forth information related to the stockholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

•                  the name and record address of the stockholder and the beneficial owner;

•                  the class and number of shares of the Corporation’s capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

•                  a representation that the stockholder is a holder of record of the Corporation’s stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

•                  a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee, or otherwise to solicit proxies from stockholders in support of such nomination.

As to each person whom the stockholder proposes to nominate for election as a Director, the notice must include:

•                  all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to the Securities Exchange Act of 1934; and

•                  the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected.

(d)        Notice procedures for stockholder proposals not related to Director nominations, in the case of an annual meeting of stockholders, are the same as the notice requirements for stockholder proposals related to Director nominations discussed above insofar as they relate to the timing of receipt of notice by the Secretary.

A stockholder’s notice to the Secretary must be in proper written form and must set forth, as to each matter the stockholder and the beneficial owner (if any) proposes to bring before the meeting:

•                  a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the

Corporation’s bylaws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such stockholder and beneficial owner on whose behalf the proposal is made;

•                  the name and record address of the stockholder and beneficial owner;

•                  the class and number of shares of the Corporation’s capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

•                  a representation that the stockholder is a holder of record of the Corporation’s stock entitled to vote at the meeting and that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and

•                  a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the business proposal, or otherwise to solicit proxies from stockholders in support of such proposal.

Section 2.05.  Quorum.  Unless otherwise provided under the amended and restated certificate of incorporation or these bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the outstanding capital stock of the Corporation (without regard to voting rights) entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.06.  Voting.  (a)  Unless otherwise provided in the amended and restated certificate of incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of Class A Common Stock and ten votes for each outstanding share of Class B Common Stock of the Corporation held by such stockholder.  Any share of capital stock of the Corporation held by the Corporation shall have no voting rights.  Unless otherwise provided in Delaware Law, the amended and restated certificate of incorporation or these bylaws, the affirmative vote of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation present, in person or by written proxy, at a meeting of stockholders and entitled to vote on the subject matter shall be the act of the stockholders.

(b)        Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for him by written proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Section 2.07.  Organization.  At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting.  The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.08.  Order of Business.  The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

ARTICLE 3
DIRECTORS

Section 3.01.  General Powers.  Except as otherwise provided in Delaware Law or the amended and restated certificate of incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02.  Number, Election and Term of Office.  The number of directors which shall constitute the whole Board shall be fixed from time to time by resolution of the Board of Directors but shall not be less than three or more than fifteen.  Unless otherwise directed by the amended and restated certificate of incorporation, the directors shall be elected at the annual meeting of the stockholders by written ballot, except as provided in Section 3.12 herein, and each director so elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.  Directors need not be stockholders.

Section 3.03.  Quorum and Manner of Acting.  Unless the amended and restated certificate of incorporation or these bylaws require a greater number, a majority of the total number of directors shall constitute a quorum for the transaction of business, and the affirmative vote of a majority of the directors present at meeting at which a quorum is present shall be the act of the Board of Directors.  When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting.  If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04.  Time and Place of Meetings.  The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a determination by the Board of Directors).

Section 3.05.  Annual Meeting.  The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held.  Notice of such meeting need not be given.  In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06.  Regular Meetings.  After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07.  Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called by the Chairman of the Board, President or Secretary on the written request of three directors.  Notice of special meetings of the Board of Directors shall be given to each director at least three days before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08.  Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.  Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09.  Action by Consent.  Unless otherwise restricted by the amended and restated certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board or committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10.  Telephonic Meetings.  Unless otherwise restricted by the amended and restated certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11.  Resignation.  Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation.  The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12.  Vacancies.  Unless otherwise provided in the amended and restated certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.  If there are no directors in office, then an election of directors may be held in accordance with Delaware Law.  Unless otherwise provided in the amended and restated certificate of incorporation, when one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of other vacancies.

Section 3.13.  Removal.  Any director or the entire Board of Directors may be removed only with cause and only upon the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the Corporation then entitled to vote at any election of directors and the vacancies thus created may be filled in accordance with Section 3.12 herein.

Section 3.14.  Compensation.  Unless otherwise restricted by the amended and restated certificate of incorporation or these bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.15.  Preferred Stock Directors.  Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolutions applicable thereto adopted by the Board of Directors pursuant to the amended and restated certificate of incorporation, and such directors so elected shall not be subject to the provisions of Sections 3.02, 3.12 and 3.13 of this Article 3 unless otherwise provided therein.

ARTICLE 4
OFFICERS

Section 4.01.  Principal Officers.  The principal officers of the Corporation shall be a Chairman, a Chief Executive Officer and/or President, a Secretary, those officers reporting directly to the Chief Executive Officer and/or President and such other officers, including one or more Controllers, as the Board may in its discretion designate as principal officers.  The Secretary shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose.  One person may hold the offices and perform the duties of any two or more said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

Section 4.02.  Election, Term of Office and Remuneration.  Unless otherwise directed by the amended and restated certificate of incorporation, the principal officers of the Corporation shall be elected annually by the Board of Directors at the annual meeting thereof.  Each such officer shall hold office until his successor is elected and qualified, or until his earlier death, resignation or removal.  The remuneration of all principal officers of the Corporation shall be fixed by the Board of Directors.  Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03.  Subordinate Officers.  In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Vice Presidents who report to a principal officer other than to the Chief Executive Officer and/or President, Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine.  The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04.  Removal.  Except as otherwise permitted with respect to subordinate officers and except as otherwise directed by the amended and restated certificate of incorporation, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05.  Resignations.  Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer).  The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06.  Powers and Duties.  The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE 5
GENERAL PROVISIONS

Section 5.01.  Fixing the Record Date.  (a)  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting.  If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting.

(b)        In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.  If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by Delaware Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by Delaware Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c)        In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.02.  Dividends.  Subject to limitations contained in Delaware Law and the amended and restated certificate of incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 5.03.  Year.  The fiscal year of the Corporation shall commence on December 1 and end on November 30 of each year.

Section 5.04.  Corporate Seal.  The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”.  The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 5.05.  Voting of Stock Owned by the Corporation.  The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 5.06.  Indemnification.  The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to the fullest extent as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

Section 5.07.  Amendments.  These bylaws or any of them, may be altered, amended or repealed, or new bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors, except that the provisions of Sections 2.03, 2.04, 3.02, 3.12, 3.13 and this Section 5.07 may not be amended, altered, repealed or waived in any respect without the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the corporation then entitled to vote.